UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2017

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4675 MacArthur Court, Suite 800, Newport Beach, California	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

On May 31, 2017, Clean Energy Fuels Corp. (the “Company”) terminated the Second Amended and Restated Equity Distribution Agreement dated December 21, 2016 (the “Sales Agreement”) between the Company and Citigroup Global Markets Inc. (“Citigroup”) as sales agent and/or principal. The Sales Agreement was terminable at will upon written notification by the Company with no penalty. Pursuant to the Sales Agreement, the Company was entitled to issue and sell, from time to time, through or to Citigroup shares of its common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $200,000,000 in an “at-the-market” offering program (the “ATM Program”). The ATM Program was commenced on November 11, 2015 when the Company and Citigroup entered into the original Equity Distribution Agreement, which was amended and restated on September 9, 2016 and again on December 21, 2017 with the Sales Agreement.

Through February 2, 2017, the last date of any sale of Common Stock under the Sales Agreement, the Company had sold approximately 36.4 million shares of Common Stock for an aggregate offering price of approximately $121.3 million and aggregate net proceeds to the Company of approximately $117.9 million.

As a result of the termination of the Sales Agreement, there will be no further sales of Common Stock thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2017		CLEAN ENERGY FUELS CORP.

	By:	/s/ Andrew J. Littlefair
		Name:	Andrew J. Littlefair
		Title:	President and Chief Executive Officer